June 6, 1996


Innovative Gaming Corporation of America
12700 Industrial Park Blvd., Suite 60
Plymouth, MN 55441

Ladies and Gentlemen:

        We have acted on behalf of Innovative Gaming Corporation Corporation of America, a Minnesota corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on June 7, 1996 relating to the registration under the Securities Act of 1933, as amended, of 500,000 shares (the "Shares") of the Company's Common Stock, $.01 par value and 125,000 Common Stock Purchase Warrants (the "Warrants").

        Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

        1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

        2. The Shares and Warrants have been duly authorized, and when issued as described in the Registration Statement, will be validly issued, fully paid and non-assessable.


We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to our firm under the heading "Legal Matters" in the Registration Statement.


                                        Very truly yours,


                                        /s/ Maslon Edelman Borman & Brand, PLLP